Exhibit 10.2

RETIREMENT AND CONSULTING AGREEMENT

THIS AGREEMENT made this 18th day of December, 2002 (the “Effective Date”), by and between First Midwest Bancorp, Inc., a Delaware corporation (hereinafter referred to as the “Company,” which term shall for all purposes include its successors and assigns) and Robert P. O’Meara (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently an employee and serves as the Chairman and Chief Executive Officer of the Company;

WHEREAS, Executive has announced his intention to retire from his position as Chief Executive Officer effective December 31, 2002, and from active employment with the Company effective April 30, 2003;

WHEREAS, Executive also serves and will continue to serve at the pleasure of the Board as Chairman of the Board of the Company and as a director of one or more subsidiaries;

WHEREAS, Executive also has expertise, experience and capability in the business of the Company and its affiliates;

WHEREAS, the Company wishes to retain the services of the Executive, and the Executive wishes to perform services for the Company or its subsidiaries and affiliates after his retirement from active employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to set forth agreements relating to certain compensation matters with respect to his retirement and the services hereunder;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:

1. Recitals. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement, and describing the circumstances surrounding its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

2. Retirement as Chief Executive Officer. Executive hereby retires from the position of Chief Executive Officer of the Company, effective as of the close of business on December 31, 2002. Executive’s compensation with respect to the period ending December 31, 2002 shall be paid and provided in accordance with the Employment Agreement dated September 1, 1997 between Executive and the Company (the “Employment Agreement”),

including the award in February 2003 of the STIC bonus for 2002 and of an LTIC grant, in each case determined without regard to Executive’s retirement as Chief Executive Officer.

3. Retirement from Employment. Executive shall remain an employee of the Company until retirement on April 30, 2003 (the “Retirement Date”). With respect to the period from December 31, 2002 through the Retirement Date, Executive’s annual base salary shall be $150,000, and no STIC, LTIC or other incentive compensation shall be awarded or paid, or perquisites earned or accrued with respect to such period. Executive shall continue to participate in the Company’s executive and employee qualified and non-qualified retirement, deferred compensation, welfare, fringe benefit and expense reimbursement plans and programs.

4. Board of Directors Matters. Executive’s position as Chairman of the Board of Directors of the Company and as a member of the Executive Committee of the Board shall not be affected as a result of his retirement as Chief Executive Officer or retirement from active employment. Executive will be nominated by the Board for re-election as a Director at the 2003 Annual Meeting of Stockholders and will be considered for nomination at the 2006 Annual Meeting, subject to his mandatory Board retirement date of December 31, 2007. Executive will continue to serve as a director of First Midwest Bank (and as a member of any executive committee established by such board) for so long as he serves as a director of the Company. Effective May 1, 2003, the Executive shall be compensated for his service as a director of the Company and of the Bank on the same basis as other non-employee directors.

5. Retirement Compensation Matters. In connection with Executive’s retirement:

(a) Executive shall be entitled to continue to maintain health benefits coverage for himself and his spouse (and his spouse shall be entitled to continue such coverage in the event of his death) on the same basis as if his full-time employment continued; provided that Executive’s (or his spouse’s) premium for such coverage shall be determined on the basis of the same cost-sharing percentage applicable to Executive as of December 31, 2002.

(b) The Company agrees to extend to Executive a Continuing Participant Agreement under the 1989 Omnibus Stock and Incentive Plan, as amended from time to time for a period through April 30, 2006. A copy of the separate Continuing Participant Agreement is attached hereto as Exhibit A.

(c) Executive’s active participation as an employee under the Company’s employee and executive benefit plans will cease upon his Retirement Date and benefits shall thereafter be paid or provided as set forth in such plans. Executive shall be entitled to receive reimbursement from the Company for up to $25,000 of professional fees and expenses for financial, tax and estate planning services incurred during 2002 and 2003.

6. Consulting Engagement. Effective as of the Retirement Date, the Company engages the Executive to provide services, as specified in Section 8 below, to the Company and its affiliates, and the Executive hereby agrees to provide these services to those companies, in accordance with the terms and conditions set forth in this Agreement.

7. Term of Consulting Agreement. The consulting engagement shall commence on the Retirement Date and expire on December 31, 2005 (the “Consulting Term”), unless earlier terminated. The Consulting Term may be terminated or amended at any time prior to December 31, 2005 by the mutual consent of the parties, or, if a Change of Control (as defined in the Employment Agreement as in effect on December 31, 2002) occurs, the Consulting Term may be terminated by the Company or the Executive at any time upon or after such event. Upon termination of the Consulting Term, neither party shall have any further obligations hereunder with respect to the consulting engagement, except that:

(a) the Company shall be obligated to pay to Executive any compensation earned or expenses to be reimbursed under Sections 9 and 10 below,

(b) if such termination occurs after a Change of Control, the aggregate amount of monthly installments to be paid through December 31, 2005 shall be paid to Executive in a lump sum, and

(c) Executive’s obligations described in Section 11, 12 and 13 and the Company’s remedies under Section 13 (for breaches under Section 11 and 12) shall continue notwithstanding the termination of the Consulting Term.

8. Consulting Services. During the Consulting Term, Executive shall make himself available for consultation services to assist management and the Board of Directors of the Company at such times and in such manner as Executive shall reasonably agree; provided, however, that Executive shall not be obligated to make himself available for more than five (5) days during any calendar month during the Consulting Term.

9. Consulting Fees. As compensation for his consulting services and related agreements hereunder, Executive shall be paid at an annual rate of $150,000, payable in monthly installments of $12,500.00 during the Consulting Term.

10. Assistance/Expenses. The Company agrees to provide or to cause to be provided to Executive such assistance as Company determines to be required for Executive to discharge any responsibilities assigned pursuant to Section 8. The Company shall pay or reimburse Executive for the reasonable and appropriate out-of-pocket expenses incurred by him in connection with the performance of services as an employee prior to retirement, the performance of services as a director of the Company or any of its subsidiaries, and the performance of his consulting services during the Consulting Term, in each instance in accordance with the Company’s expense reimbursement policies. Executive must provide proper documentation to Company for all expenses before the Company’s obligations to reimburse arise. During the period that Executive remains a director of the Company or any of its subsidiaries or is providing consulting services to the Company, the Company shall also provide Executive with office and support services in Lake Forest, Illinois substantially the same as currently provided to him in that locale.

11. Confidential Information. Executive understands and acknowledges: (a) his obligations to the Company under Section 12 of the Employment Agreement, and (b) that such obligations, as well as his obligations pursuant to applicable policies of the Company provided to him and under applicable law relating to confidential information, shall continue to apply to and obligate Executive during and after the Term, as if set forth herein in full.

12. Non-Competition. Executive understands and acknowledges and agrees (a) his obligations under Section 13 of the Employment Agreement and (b) that such obligations shall continue to apply and restrict Executive during and after the Term and for the period through

April 30, 2006. Executive acknowledges and agrees that the continuation of such restrictions to April 30, 2006 represents an extension beyond the date otherwise applicable under the Employment Agreement and that the benefits and payments provided hereunder represent adequate consideration for such extension.

13. Remedies. Executive acknowledges that the restraints and agreements above provided are fair and reasonable, that enforcement of the obligations described in Sections 11 and 12 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a material breach of any of the obligations described in Sections 11 or 12 above, will result in irreparable harm to the business of the Company, (b) a remedy at law in the form of monetary damages for any material breach by him of any of the obligations described in Sections 11 and 12 is inadequate, (c) in addition to any remedy at law or equity for such material breach, the Company shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the obligations on his part described in Sections 11 and 12, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Company of said covenants.

14. Independent Contractor. The parties to this Agreement intend that during the Consulting Term, the Executive will perform under this Agreement as an independent contractor, and not as an employee of the Company or its affiliates; and that neither this Agreement nor the Continuing Participant Agreement shall be construed to continue Executive’s employment by the Company beyond the date of his retirement. Consequently, during the Consulting Term:

(a) the Executive shall be solely responsible for the payment of all taxes in connection with the fee payable under Section 9, and the Company shall not withhold taxes from his remuneration; and

(b) the Executive shall not accrue or receive any benefits under any employee benefit plan maintained by the Company or any of its subsidiaries or affiliates except for such payments and participation described in Sections 3 and 4, attributable to his services hereunder, provided that nothing in this Agreement shall affect any rights to benefits Executive (and Executive’s spouse and dependents) might have under any employee benefit plans of the Company by virtue of his service as an employee and/or his retirement.

15. Indemnification. Executive shall continue to be entitled to indemnification and advancement of expenses to the fullest extent permitted by Delaware law, the Company’s Restated Certificate of Incorporation, the Company’s By-Laws, any prior agreement with the Company or any insurance policy or policies maintained by the Company, with respect to costs, expenses and obligations Executive may pay or incur as a result of any claim made or threatened which is related to the fact that he is or was an officer, director, employee, agent or fiduciary of the Company, or is or was serving in any such capacity for any corporation, employee benefit plan or other entity at the request of the Company, or Executive providing services hereunder. In addition, to the extent the Company maintains an insurance policy or policies providing director and officer liability insurance, Executive will continue to be covered by such policy or policies, in accordance with their terms, to the maximum extent of the coverage available for any Company director or officer. The rights described in this Section 15 shall be in addition to any rights Executive may have to indemnification and advancement of expenses under Delaware or any other law, the Company’s governing documents, or any other agreement or insurance policy.

16. Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to certain matters concerning Executive’s retirement, Executive’s employment during the period from December 31, 2002 through the Retirement Date, and consulting services hereunder. To the extent that any provision hereof relating to the terms and conditions of Executive’s employment with the Company are inconsistent with the provisions of the Employment Agreement, then the provisions of this Agreement shall constitute an amendment to the Employment Agreement, it being agreed that nothing herein or any event arising after December 31, 2002, shall give rise to any severance or separation payments under Section 8(b) or (c) of the Employment Agreement. Any amendment of this Agreement shall be effective only to the extent that it is in writing, executed by the Company and Executive.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive’s executors, administrators, legal representatives, heirs and legatees and on the Company and its affiliates and their respective successors and assigns.

18. Payment in the Event of Death. In the event payment is due and owing by the Company to the Executive under this Agreement upon the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive, who shall be entitled to receive all amounts owing to the Executive at the time of death under this Agreement.

19. Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

20. Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

21. Headings. The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed at Itasca, Illinois, on the date above set forth.

EXECUTIVE		FIRST MIDWEST BANCORP, INC.

By:	/s/ ROBERT P. O’MEARA	By:	/s/ JOHN M. O’MEARA
	Robert P. O’Meara		John M. O’Meara, President and Chief Operating Officer

Exhibit A to Retirement and Consulting Agreement

Continuing Participant Agreement

May 1, 2003

Mr. Robert P. O’Meara

First Midwest Bancorp, Inc.

300 Park Boulevard, Suite 405

Itasca, IL 60143

Re:     Continuing Participation Agreement—May 1, 2003

Dear Robert:

I am pleased to submit to you this Continuing Participant Agreement (the “Agreement”) under the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, as Amended (the “Plan”). The term of this Agreement is three years, commencing on May 1, 2003, the date you will cease to be an employee of the Company and its subsidiaries (the “Continuation Period”). The remainder of this letter details how this Agreement impacts your outstanding Options listed in Schedule A attached hereto (the “Options”).

The Agreement is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Exercisability. Except as otherwise provided in paragraphs (3) and (4) below, the Options shall continue to vest and shall become and/or remain exercisable during the Continuation Period on the same basis as if you were an Employee during such period. In no event, however, will an Option be exercisable after the Expiration Date thereof.

(2) Procedure for Exercise.   The procedures relating to exercise of your Options set forth in the Letter Agreements entered into with respect to the grant of each Option (each an “Option Agreement”) shall continue to apply, including participation in the Nonqualified Stock Option Gain Deferral Plan.

(3) Termination of Employment Upon Termination of Continuation Period.   As stated above, solely for purposes of your Options, your employment with the Company will not be deemed to have terminated until the termination of the Continuation Period. The Continuation Period will terminate upon the earlier of (a) your death, (b) the third anniversary of the commencement of the Continuation Period, or (c) the termination of this Agreement by the Company for “cause.” “Cause” shall mean any activity by you which would violate Section 12 (Confidential Information) of your Employment Agreement with First Midwest Bancorp, Inc. dated September 1, 1997 that would be materially and demonstrably injurious to First Midwest Bancorp, Inc. or its subsidiaries; or any activity by you which would violate Section 13 (Noncompetition) of such Employment Agreement.

In the event of your death during the Continuation Period, all vesting or exercise restrictions will lapse and your Options will become immediately exercisable in full. Upon the termination of the Continuation Period pursuant to clause (a), (b) or (c) above, your Options will continue to be exercisable by you (or in the event of your death, by your beneficiary or your estate’s executor or administrator) to the same degree that your Options were exercisable at the termination of the Continuation Period (including any acceleration of vesting which may occur in the event of death), until the first of the following occur:

(i)   the expiration of three years after the date of termination of the Continuation Period; or

(ii)   the Expiration Date.

(4) Merger, Consolidation or Change in Control. In the event of a Change in Control as defined in Section 13 of the Plan, as amended by the Board of Directors of the Company on February 18, 1998, prior to the termination of the Continuation Period, all holding period and vesting exercise restrictions will lapse and the your options will become immediately exercisable in full and remain exercisable in accordance with paragraph (3) above.

(5) Limited Transferability. Your options remain personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided in the Plan.

(6) Securities Law Restrictions. You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any option shares.

(7) Future Grants: Reload Provisions. You are not entitled to receive any additional stock options pursuant to the Plan during the Continuation Period. Accordingly, no reload stock option will be granted upon any exercise of your Options during the Continuation Period.

(8) Employment; Successors. Except as provided herein with respect to your Options, nothing in this Agreement shall confer any right on you as an employee of the Company or any of its subsidiaries or to receive any compensation or benefits as an employee with respect to any period after the termination of your employment with the Company and its Subsidiaries. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and to your successors and beneficiaries.

(9) Effect on Options; Other Matters. Except as expressly provided in this Agreement, the terms and conditions of all Option Agreements shall continue in full force and effect. This Agreement only addresses the impact of the Continuation Period on your Options.

Nothing herein modifies or changes any of the other benefits which have accrued to you through your termination of employment. We advise you to keep your beneficiary designation form and all other necessary forms up to date and to review the Plan, the Plan’s “Summary Description” and the document entitled “How to Exercise Your Stock Options” for all securities, tax and other necessary information. You are strongly encouraged to contact your tax advisor regarding any federal tax consequences related to your options and any other advisor from whom you may receive assistance.

To confirm your understanding and acceptance of this Agreement, please sign and return the extra copy of this Agreement. The original copy of this Agreement should be retained for your permanent records. If you have any questions, please do not hesitate to contact the office of the Senior Vice President and Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

John O’Meara
President and Chief Operating Officer
First Midwest Bancorp, Inc.

Acknowledged and agreed:

Robert P. O’Meara

Date:

Schedule A to Continuing Participant Agreement

The following is a summary of your stock options under the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan, as amended.

Option Number	Option Date	Vest Date	Exercise Price	Number of Shares
00000663	8/18/99	8/18/02	$21.8334	12,622
00000749	2/16/00	2/16/03	$18.4000	35,731
00000907	2/21/01	2/21/03	$22.5000	15,272
	2/21/01	2/21/04	$22.5000	15,272
00000981	4/25/01	4/25/03	$22.5000	15,928
	4/25/01	4/25/04	$22.5000	15,928
00001067	2/20/02	2/20/04	$28.6950	26,346
	2/20/02	2/20/05	$28.6950	26,346
R8991034	12/20/01	6/20/02	$28.4350	9,693
R98-1035	12/20/01	6/20/02	$28.4350	8,315
R99-1036	12/20/01	6/20/02	$28.4350	8,648
R94-1009	3/28/02	9/28/02	$29.1300	9,013
R95-1010	3/28/02	9/28/02	$29.1300	9,614
R96-1011	3/28/02	9/28/02	$29.1300	9,999
R97-1012	3/28/02	9/28/02	$29.1300	10,407
R98-1013	3/28/02	9/28/02	$29.1300	8,117
R99-1014	3/28/02	9/28/02	$29.1300	8,441
R00-1015	3/28/02	9/28/02	$29.1300	22,571

This Schedule A is subject to change to reflect Options outstanding as of May 1, 2003.